Exhibit 10.1


                              EMPLOYMENT AGREEMENT

         EMPLOYMENT AGREEMENT, dated as of January 30, 2007 (but is effective and binding upon the Parties as provided in subsection 19(b) below) by and among INTERSTATE BRANDS CORPORATION, a Delaware corporation, (unless the context otherwise requires, together with its successors and permitted assigns, the "Company"), INTERSTATE BAKERIES CORPORATION, a Delaware corporation, and CRAIG D. JUNG (the "Executive").

                              W I T N E S S E T H:

         WHEREAS, the Company desires to employ the Executive and to enter into an agreement embodying the terms of such employment;

         WHEREAS, the Executive desires to accept employment with the Company, subject to the terms and provisions of this Agreement;

         NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Parties agree as follows:

         1. Definitions. Capitalized terms not otherwise defined herein shall have the meanings set forth in Exhibit A.

         2. Term. The term of the Executive's employment hereunder (the "Term") shall be for a period commencing on the Effective Date and ending on the third
(3rd) anniversary of the Effective Date; provided, however, that the Term shall thereafter be automatically extended for additional one-year periods unless either the Company or the Executive gives the other written notice at least 120 days prior to the then-scheduled date of expiration of the Term that such Party is electing not to so extend the Term (it being understood that the Executive will continue to serve through the then -scheduled date of expiration of the Term in the event that such a notice is given). Notwithstanding the foregoing, the Term may be earlier terminated in accordance with the provisions of Section 10 below.

         3. Positions, Duties and Location. (a) During the Term, the Executive shall serve as the Chief Executive Officer of the Company, and of IBC and each of its subsidiaries, and shall be a member of the Board and of the boards of directors of IBC's subsidiaries. The Executive shall report solely and directly to the Board. The Executive shall be responsible for the general management of the affairs of IBC and its subsidiaries (including the Company) and shall have all authorities, duties and responsibilities customarily exercised by an individual serving as the Chief Executive Officer in a corporation of the size and nature of IBC.

                  (b) During the Term, the Executive shall devote substantially all of his business time and efforts to the affairs of IBC and its subsidiaries; provided that nothing herein shall preclude the Executive from:
(i) serving on the boards of a reasonable number of other business entities, trade associations and charitable organizations, consistent with IBC's Corporate Governance Guidelines applicable to all directors as adopted and approved by the Board from time to time, (ii) engaging in other charitable activities and community affairs and (iii) managing his personal investments and affairs, provided that such activities do not materially interfere with the proper performance of his duties and responsibilities hereunder.

                  (c) During the Term, the Executive's principal office, and principal place of employment, shall be in Kansas City, Missouri or such other place that the Executive consents to in writing.

         4. Base Salary. Executive shall receive an annual base salary of $900,000 (the "Base Salary"), which shall be paid in accordance with the customary payroll practices of the Company, but in no event less frequently than monthly. During the Term, the Executive's Base Salary shall be reviewed at least annually by the Compensation Committee of the Board (the "Compensation Committee") on or before May 1 of each year (beginning with May 1, 2008, for the Fiscal Year ending in 2009) and may be increased (but not decreased) from time to time as shall be determined by the Compensation Committee. After any such increase, the term "Base Salary" as utilized in this Agreement shall thereafter refer to the increased amount.

         5. Bonuses. (a) During the Term, beginning with the Company's Fiscal Year ending in 2009, the Executive shall be eligible to receive an annual performance-based cash bonus award (a "Bonus") with a target of no less than one hundred percent (100%) of Executive's then current Base Salary (the "Target Bonus") pursuant to the terms and conditions of Company's annual performance bonus plan and in accordance with an annual performance plan to be adopted by the Compensation Committee on or before the 90th day after the start of each Fiscal Year after due consultation with the Executive (beginning with the Fiscal Year ending in 2009); provided that the actual cash bonus paid to the Executive for any Fiscal Year shall not exceed two hundred percent (200%) of the Executive's Base Salary. The Bonus shall be based on IBC's consolidated actual performance compared to such annual performance plan with linear interpolation applied for incremental performance achieved. During the Term, beginning with the Company's Fiscal Year ending in 2010, the Executive's Target Bonus shall be reviewed at least annually by the Compensation Committee on or before May 1 of each year and may be increased (but not decreased) from time to time as shall be determined by the Compensation Committee. After any such increase, the term "Target Bonus" as utilized in this Agreement shall thereafter refer to the increased amount. The Executive shall be paid his Bonus at the same time as the other senior executives of IBC and/or the Company are paid their annual performance bonuses, but in no event later than the date on which IBC is required under applicable law to file its Annual Report on Form 10-K (without extension) with the Securities and Exchange Commission (or would have been so required, if at the applicable time IBC had been subject to the reporting requirements of the Securities Exchange Act of 1934, as amended) unless, pursuant to a deferred compensation arrangement approved by the Board or a committee thereof, the Executive elects to defer such payment.

                  (b) The Executive shall also be entitled to receive the following special cash awards in accordance with this subsection 5(b):

                  (i) The Executive shall be entitled to receive a special cash award (the "Enhanced Enterprise Value Award") as follows:

                           o 0.25% of Total Enterprise Value in excess of $500 million but less than $600 million, plus

                           o An additional 0.50% of Total Enterprise Value in excess of $600 million but less than $700 million, plus

                           o An additional 0.75% of Total Enterprise Value in excess of $700 million but less than $800 million, plus

                           o An additional 1.0% of Total Enterprise Value in excess of $800 million.

Notwithstanding the calculations above, the Enhanced Enterprise Value Award described in this subsection 5(b)(i) shall in no event exceed $3,000,000.

                  (ii) In addition to Enhanced Enterprise Value Award, Executive shall be entitled to another special cash award (the "Total Enterprise Value Over Claims Award"; and together with the Enhanced Enterprise Value Award, the "Special Awards") equal to one and three quarters percent (1.75%) of Total Enterprise Value in excess of an amount equal to the sum of:

                           (1) $700 million, plus

                           (2) 95% of the Triggered Contingent Claims Amount.

                  (iii) Total Enterprise Value (for purposes of subsections 5(b)(i) and 5(b)(ii) above) and the Triggered Contingent Claims Amount (and each of their respective component parts) shall be (a) based upon the consolidated books and records of IBC and its subsidiaries as reviewed by IBC's independent auditor, (b) determined in good faith by the Board and IBC's advisors and appraisers as contemplated in the definition of Total Enterprise Value which appears at Exhibit A hereto as of the applicable Determination Date and (c) set forth in writing to the Executive from IBC and such advisors and appraisers, together with supporting schedules, calculations and other information in reasonable detail (the "IBC Determination"), and shall be delivered to the Executive within thirty (30) days of the applicable Determination Date. In the event the Executive disputes any aspect of the IBC Determination (whether for purposes of the Enhanced Enterprise Value Award, the Total Enterprise Value Over Claims Award or both), the Executive shall send a dispute notice to IBC specifying the items in dispute and the reasons therefore in reasonable detail (a "Dispute Notice") within a thirty (30) day period following receipt by the Executive of the IBC Determination. During such thirty (30) day period, IBC shall provide the Executive and his representatives with full access to all of the books and records of IBC and its subsidiaries, and to their financial personnel having information relevant to such review, their advisors, appraisers and independent auditors and their work papers for the purpose of reviewing and verifying the IBC Determination. If the Executive and IBC are unable to resolve such dispute within ten (10) days after receipt by IBC of a Dispute Notice, the Executive and IBC shall each promptly designate one accounting firm and those two firms shall promptly and jointly designate a separate accounting firm, investment banking firm or actuarial firm as appropriate (as determined by such accounting firms) to determine the disputed items in respect of the calculations of the Total Enterprise Value, the Triggered Contingent Claims Amount or both depending upon which is subject to dispute (the accounting, investment banking or actuarial firm so designated, the "Evaluation Firm"). The Evaluation Firm shall not have served IBC or any of its subsidiaries during the two (2) years preceding its designation. The determination of the Evaluation Firm shall be set forth in writing in reasonable detail and delivered to the Executive and IBC and shall be final and binding on the Parties absent manifest error (the "Final Determination"). All fees and expenses of the Evaluation Firm shall be borne solely by IBC; provided, however, that if the calculation of (a) the Total Enterprise Value as determined by the Evaluation Firm is less than 110% of IBC's calculation of the Total Enterprise Value or (b) the amount of Triggered Contingent Claims Amount as determined by the Evaluation Firm is not less than 90% of IBC's calculation of Triggered Contingent Claims Amount, then 50% of the fees and expenses of the Evaluation Firm shall be borne by the Executive.

                  (iv) The amounts of the Special Awards described in subsections 5(b)(i) and 5(b)(ii) above shall be determined as of the applicable Determination Date. The payment of the Special Awards shall, unless disputed, be made in cash in a lump sum on the date which is sixty (60) days after the applicable Determination Date (or, if sooner, five (5) business days after the Executive notifies IBC that he will not dispute the IBC Determination). If the Executive has timely delivered a Dispute Notice, payment to the Executive of that portion, if any, of the Special Awards which is not in dispute shall be made in cash in a lump sum on the date which is sixty
                           (60) days after the applicable Determination Date (or, if sooner, five (5) business days after the Executive notifies IBC that he will not dispute such portion) and payment to the Executive of that portion (including the whole, if so disputed) of the Special Awards which is in dispute shall be made in cash in a lump sum within five (5) business days after the delivery of the Final Determination to the Parties.


         6. Sign-on Arrangements. On the Company's first payroll date after the Effective Date, the Company shall pay the Executive $1,200,000 in a lump sum in cash (the "Signing Bonus"). In the event that the Executive ceases to be employed by IBC and its subsidiaries (including the Company) before the first anniversary of the Effective Date (other than as a result of termination of employment without Cause by the Company or a Constructive Termination Without Cause by the Executive), the Executive shall, within thirty (30) days of the Termination Date, repay to the Company a portion of the Signing Bonus equal to the Signing Bonus multiplied by a fraction, the numerator of which is the number of days remaining from the Termination Date to the last day of Company's Fiscal Year ending in 2008, and the denominator of which is the number of days from the Effective Date to the last day of the Company's Fiscal Year ending in 2008, subject to an appropriate reduction in the amount of the Signing Bonus otherwise required to be repaid by the Executive to take into account the Federal, state and local income tax, earnings and employment tax consequences to the Executive (determined at the highest marginal rates applicable to the Executive) of receiving and then repaying such portion of the Signing Bonus (it being the intent of this provision that the Executive shall not have to incur any net tax liability as a result of his receipt and subsequent repayment of a portion of the Signing Bonus ). Notwithstanding the foregoing or any provision in Section 10 to the contrary, the Parties agree that any amount owed by the Executive in accordance with the preceding sentence shall first be paid by reducing the cash amounts otherwise payable to the Executive (or his estate or beneficiaries) under subsections 10(a), (b) or (c) below, and only the portion, if any, of the amount owed by the Executive that is in excess of the amount reduced shall be repaid by the Executive (or his estate or beneficiaries) pursuant to the preceding sentence.

         7. Equity. (a) The Executive shall be granted an equity interest in IBC at the same time as all other Persons who, or which, are to be equity holders of IBC in accordance with the Plan receive their equity in IBC, subject to the Executive's rights in such equity interest being subject to vesting (and acceleration in vesting) as set forth herein; provided that if no new or additional equity in IBC is to be issued on the Emergence Date to any Person (other than the Executive) in accordance with the Plan, then the Executive's equity interest in IBC shall be granted on the Emergence Date. At such time, the Executive shall receive from IBC a grant of Capital Stock and options to purchase Capital Stock (the "Options") as provided in this Section 7 (the "Post Emergence Equity Award"). The aggregate number of shares of Capital Stock comprising the Post Emergence Equity Award (as shares of Capital Stock and as shares of Capital Stock underlying the Options) shall be equal to two percent (2%) of the number of shares of Capital Stock issued and outstanding on the Emergence Date, after giving effect to the issuances of Capital Stock to the Executive and the issuances of Capital Stock (if any) to all other post-emergence Capital Stock holders, and calculated on a fully diluted basis (taking into account all classes of capital stock and all securities convertible, exchangeable or exercisable into Capital Stock (collectively, "Rights"), whether or not at the time convertible, exchangeable or exercisable). Fifty percent (50%) of the Post Emergence Equity Award shall be in the form of a grant of shares of Capital Stock and fifty percent (50%) of the Post Emergence Equity Award shall be in the form of Options. Twenty five percent (25%) of the number of shares of Capital Stock and twenty five percent (25%) of the Options comprising the Post Emergence Equity Award shall vest (and, in the case of Options, become exercisable) immediately upon the grant to the Executive of the Post Emergence Equity Award. The remaining unvested shares of Capital Stock and Options comprising the Post Emergence Equity Award shall, so long as the Executive's employment by the Company or an Affiliate thereof continues, vest (and, in the case of Options, become exercisable) pro rata on a monthly basis over a thirty-six (36) month period beginning with the last day of the month in which the Emergence Date occurs. Once vested, all such shares of Capital Stock and Options shall be nonforfeitable in all circumstances. The exercise price per share of Capital Stock underlying the Options shall be equal to the fair market value per share of Capital Stock (determined, in the case of Capital Stock which is publicly traded on an established securities market or exchange, as the average of the closing prices per share for such Capital Stock for the five (5) trading days first occurring within thirty (30) days following the Emergence Date as reported on the securities exchange on which such Capital Stock is listed for trading, or if not so listed, in the over the counter market, and, if the Capital Stock is not so publicly traded within a thirty
(30) day period following the Emergence Date, determined in good faith by the Board in accordance with the requirements for determining such value as set forth in the regulations, and in the rulings, notices and other guidance issued by the Internal Revenue Service, under section 409A of the Code). Subject to the next sentence, all Options comprising part of the Post Emergence Equity Award shall, upon vesting, be exercisable for a period of ten (10) years after the date of grant. After termination of the Executive's employment for any reason, all Options (to the extent vested) shall be exercisable for a period equal to the lesser of (i) two (2) years beginning on the applicable Termination Date and (ii) the period of time remaining until the tenth (10th) anniversary of the Emergence Date. The Post Emergence Equity Award shall be entitled to the following anti-dilution protection until the first (1st) anniversary date of the Emergence Date: in the event that IBC shall issue additional shares of Capital Stock and/or Rights to any Person, it shall also simultaneously issue additional shares of Capital Stock (and/or Options in the case of the issuance of Rights) to the Executive (for nominal consideration in the case of shares of Capital Stock) in order to fully maintain the Executive's fully diluted two percent (2%) interest in the Capital Stock, calculated as aforesaid.

                  (b) Upon issuance to the Executive, the Capital Stock and the Capital Stock underlying the Options comprising the Post Emergence Equity Award shall be effectively registered on Form S-8 (or the successor to such Form) under the Securities Act of 1933, as amended (the "Securities Act"), which registration statement shall contain all of the provisions necessary to permit the resale to the public by the Executive of such Capital Stock and Capital Stock acquired by him pursuant to the exercise of such Options; provided that if for any reason such Form is not available for such purpose and the Executive is unable to sell publicly all of the shares of Capital Stock comprising the Post Emergence Equity Award within ninety (90) days after the issuance of the Post Emergence Equity Award to the Executive pursuant to Rule 144 under the Securities Act, IBC shall promptly use its commercially reasonable efforts to register the resale of the Capital Stock comprising and underlying the Post Emergence Equity Award on the appropriate registration statement under the Securities Act. The Executive shall also be granted "piggy-back" registration rights at IBC's expense and otherwise commensurate with any such rights granted to other holders of the Company's equity as and when so granted in connection with IBC's emergence from bankruptcy.

                  (c) The Executive shall be prohibited from selling in the public markets shares of Capital Stock comprising and underlying the Post Emergence Equity Award until twelve (12) months after the grant date of the Post Emergence Equity Award, except that the Executive may sell shares in such markets (and otherwise) attributable to the Post Emergence Equity Award with an aggregate market value at the time of such sale equal to the amount of any tax liability he incurs in connection with the grant and/or vesting of such award that is not satisfied through the withholding of shares of Capital Stock by IBC upon the grant of such award in accordance with subsection 19(j) below, including any tax liability incurred in connection with the sale(s) permitted by this subsection (c).

                  (d) Notwithstanding anything in this Agreement to the contrary, the Executive does not have any right or interest in and to the Post Emergence Equity Award or any value with respect thereto in the event that the Emergence Date does not occur during the Term; provided that notwithstanding the foregoing and notwithstanding anything in this Agreement to the contrary, the Executive shall be granted the Post Emergence Equity Award at the time otherwise required pursuant to subsection 7(a) above in the event that the Executive's employment is terminated hereunder at any time within sixty (60) days prior to the Emergence Date by the Company without Cause or by the Executive as a result of a Constructive Termination Without Cause. In such circumstances, the Post Emergence Equity Award shall be fully vested upon grant and shall otherwise have the terms and conditions applicable to the Post Emergence Equity Award provided in this Section 7.

         8. Employee Benefits and Perquisites. (a) During the Term, the Executive and, to the extent permissible under the applicable plans and programs, his eligible dependents shall be eligible to participate in all employee benefit and welfare plans and programs applicable to senior executives of IBC and its subsidiaries generally, including medical/dental and hospitalization plans, life insurance, short- and long-term disability programs, accidental death and dismemberment protection, travel accident insurance, and pension (including any 401(k) plan), savings, profit-sharing and deferred compensation plans, in each case at a level and on terms and conditions consistent with his positions and no less favorable than those provided to other senior executives.

                  (b) During the Term, the Executive shall be entitled to not less than four (4) weeks' paid vacation and to such other perquisites on the same basis as are made available to other senior executives of IBC and its subsidiaries.

         9. Reimbursement of Business Expenses and Relocation.

                  (a) The Executive shall be promptly reimbursed for all reasonable business expenses incurred by him in the conduct of his services hereunder, subject to the submission of appropriate documentation in accordance with the Company's policy, and shall be promptly reimbursed for all reasonable legal fees and expenses incurred by the Executive in connection with the preparation and negotiation of this Agreement (and the term sheet related thereto).

                  (b) The Executive shall be entitled to prompt reimbursement of all costs and expenses reasonably incurred by him and his family in relocating him, his family and their household goods from Weston, Florida to his new principal place of employment in the Kansas City, Missouri area. Such reimbursement shall include:

                  (i) the brokerage commission of up to six percent (6%) of the sales price of his current residence and all reasonable legal and other closing costs associated with such sale;

                  (ii) all reasonable costs for (x) temporary living expenses during the two (2) months after the Effective Date, including taxis, rental car, meals and lodging, (y) one (1) round trip for the Executive and his wife to Kansas City, Missouri to arrange for living accommodations (including business-class airfare, taxis, rental car, meals and lodging), and (z) during the first two (2) months after the Effective Date, one round trip per week between Weston, Florida and Kansas City, Missouri for Executive and his wife (including business-class airfare, taxis, rental car, meals and lodging);

                  (iii) all reasonable expenses incurred in connection with moving his and his family's household goods and automobiles;

                  (iv) all reasonable storage costs for his and his family's household goods for up to twelve (12) months; and

                  (v) all reasonable legal and other closing costs associated with the purchase of a new residence in the Kansas City, Missouri area.

                  (c) All taxable payments or reimbursements required pursuant to subsection 9(b) above shall be grossed up for Federal, state and local income, earnings and employment tax purposes, such that the Company shall, together with each such payment or reimbursement, pay the Executive an amount in respect of any such taxable payment or reimbursement that, after all Federal, state and local income, earnings and employment taxes thereon and on such amount (determined at the highest marginal rates for Federal, state and local income and earnings taxes applicable to the Executive), shall be equal to such payment or reimbursement. In the event of a subsequent relocation of the Company's principal offices to a new location outside the Kansas City, Missouri area, to which he consents, the Executive shall be promptly reimbursed for the costs and expenses of that relocation on the same basis as provided in subsection 9(b) above and in this subsection 9(c).

                  (d) All reimbursements and tax gross up amounts to be paid to the Executive pursuant to this Section 9 shall be paid to him promptly and in any event no later than by March 15 following the close of the calendar year in which the costs entitling the Executive to reimbursement hereunder are incurred.

         10. Termination of Employment.

                  (a) Termination Due to Death. In the event that the Executive's employment hereunder is terminated due to his death, his estate or his beneficiaries (as the case may be) shall be entitled to, without duplication (subject to Section 6 above):

                  (i) Base Salary through the Termination Date, payable on the first payroll date after the Termination Date;

                  (ii) a pro-rata cash Bonus for the year of death, based on the Target Bonus for the year of death, payable within thirty (30) days after the Termination Date;

                  (iii) full and immediate vesting of (A) all outstanding and unvested Capital Stock and Options comprising the Post Emergence Equity Award and (B) all other unvested equity awards (if any) at the Termination Date;

                  (iv) continued participation for his eligible dependents, at the Company's cost, for twelve (12) months after the Termination Date in all medical, dental, and hospitalization plans and programs and in all other employee welfare plans and programs in which his eligible dependents were participating on the Termination Date, provided, however, that in the event that any of the benefit plans or programs do not permit his eligible dependents' continued participation, the Company shall provide them with the economic equivalent on an after-tax basis; and

                  (v) all Accrued Obligations, payable within thirty (30) days after the Termination Date or otherwise in the manner specified in the applicable benefit or compensation plan, program or arrangement.


                  (b) Termination Due to Disability. In the event that the Executive's employment hereunder is terminated due to Disability, he shall be entitled to, without duplication (subject to Section 6 above):

                  (i) Base Salary through the Termination Date, payable on the first payroll date after the Termination Date;

                  (ii) disability benefits in accordance with the long-term disability program and other disability benefits described in Section 8(a) above;

                  (iii) a pro-rata cash Bonus for the year of termination, based on the Target Bonus for the year of termination, payable within thirty (30) days after the Termination Date;

                  (iv) full and immediate vesting of (A) all outstanding and unvested Capital Stock and Options and (B) all other unvested equity awards (if any) at the Termination Date;

                  (v) continued participation for himself and his eligible dependents, at the Company's cost, for twelve (12) months after the Termination Date in all medical, dental, hospitalization and life insurance plans and programs and in all other employee welfare plans and programs in which he and his eligible dependents were participating on the Termination Date, provided, however, that in the event that any of the benefit plans or programs do not permit his and his eligible dependents' continued participation, the Company shall provide him with the economic equivalent on an after-tax basis; and

                  (vi) all Accrued Obligations, payable within thirty (30) days after the Termination Date or otherwise in the manner specified in the applicable benefit or compensation plan, program or arrangement.

No termination of the Executive's employment hereunder for Disability shall be effective unless the Party terminating his employment first gives thirty (30) days' written notice of such termination to the other Party.

                  (c) Termination by the Company for Cause and Voluntary Termination by the Executive.

                  (i) In the event the Executive is terminated by the Company for Cause or the Executive voluntarily terminates his employment (other than upon Disability or a Constructive Termination Without Cause), the Executive shall be entitled to, without duplication (subject to Section 6 above):

                  (a) Base Salary through the Termination Date, payable on the first payroll date after the Termination Date;

                  (b) all Accrued Obligations, payable within thirty (30) days after the Termination Date or otherwise in the manner specified in the applicable benefit or compensation plan, program or arrangement; but

                  (c) the Executive and his eligible dependants shall no longer be permitted to participate at the Company's expense in medical, dental, hospitalization and life insurance plans and programs or in any other employee welfare plans and programs for which he and his eligible dependents were otherwise entitled to receive or participate in but for the Executive's termination (for clarity, other than for Accrued Obligations and provided that the Executive shall be entitled to exercise his rights under COBRA).

In the circumstances contemplated by this subsection 10(c)(i), the Executive shall forfeit all unvested Capital Stock and Options comprising the Post Emergence Equity Award at the Termination Date. A voluntary termination of his employment by the Executive shall not be a breach of this Agreement.

                  (ii) No termination of the Executive's employment hereunder by the Company for Cause shall be effective as a termination for Cause unless the provisions of this subsection 10(c)(ii) shall first have been complied with. The Executive shall be given written notice by the Board, with such notice stating in reasonable detail the particular circumstances that constitute the grounds on which the proposed termination for Cause is based. The Executive shall have ten (10) business days after receipt of such notice to fully cure such alleged violation. If he fails to cure such alleged violation within such ten (10)-business day period, the Executive shall then be entitled to a hearing in person before the full Board. If after such hearing, the Board gives written notice to the Executive confirming that a majority of the members of the full Board voted after the hearing to terminate him for Cause, the Executive's employment shall thereupon be terminated for Cause.

                  (d) Termination Without Cause, Constructive Termination without Cause or Termination upon Non-Renewal of the Term. In the event that
(x) the Executive's employment hereunder is terminated by the Company (other than upon Disability in accordance with subsection 10(b) above or for Cause in accordance with subsection 10(c)(ii) above), (y) a Constructive Termination Without Cause occurs, or (z) the Company provides the Executive with a notice of non-renewal of the Term in accordance with Section 2 above, the Executive shall be entitled to, without duplication:

                  (i) Base Salary through the Termination Date, payable on the first payroll date after the Termination Date;

                  (ii) a pro-rata cash Bonus for the year of termination, based on the Target Bonus for the year of termination, payable within thirty (30) days after the Termination Date;

                  (iii) an amount equal to two (2) times the Executive's Base Salary, at the annualized rate in effect on the Termination Date, payable in twenty-four (24) equal monthly installments commencing promptly (but not more than fifteen (15) days) after the Termination Date;

                  (iv) an amount equal to two (2) times the cash Bonus, based on the Target Bonus for the year of termination (it being assumed for any termination occurring in Fiscal Years 2007 or 2008 that the Executive would have a Target Bonus equal to 100% of Base Salary), payable in twenty-four (24) equal monthly installments commencing promptly (but not more than fifteen (15) days) after the Termination Date;

                  (v) full and immediate vesting of (A) all outstanding and unvested Capital Stock and Options comprising the Post Emergence Equity Award and (B) all other unvested equity awards (if any) at the Termination Date (for clarity, the Executive shall be entitled to the grant of the Post Emergence Equity Award in the circumstances and on the terms set forth in subsection 7(d) above);

                  (vi) continued participation for himself and his eligible dependents, at the Company's cost, in all medical, dental, hospitalization and life insurance plans and programs and in all other employee welfare plans and programs in which he and his eligible dependents were participating on the Termination Date until the end of the 24-month period following the Termination Date, provided, however, that in the event that any of the benefit plans or programs do not permit his and his eligible dependents' continued participation, the Company shall provide him with the economic equivalent on an after-tax basis;

                  (vii) prompt reimbursement of the reasonable costs of relocation for the Executive, his family and their household goods to a location of the Executive's choice within the United States in an amount up to $50,000 (grossed up in the same manner and payable at the same time as provided in subsections 9(c) and 9(d) above);

                  (viii) a lump sum payment of the Special Awards, determined and payable in accordance with Section 5(b) above (if the Termination Date is the Determination Date; and

                  (ix) all Accrued Obligations, payable within thirty (30) days after the Termination Date or otherwise in the manner specified in the applicable benefit or compensation plan, program or arrangement.

                  (e) No Mitigation/No Offset. In the event of any termination of the Executive's employment hereunder for any reason, the Executive shall be under no obligation to seek other employment or otherwise mitigate the obligations of the Company under this Agreement. There shall be no offset against amounts due the Executive under this Agreement on account of any remuneration or other benefit earned or received by the Executive after such termination or on account of any claim that the Company or any of its Affiliates may have against him.

         11. Change in Control. (a) Upon a Change in Control, all outstanding and unvested Capital Stock and Options comprising the Post Emergence Equity Award and all other unvested equity awards (if any) shall immediately and fully vest (and in the case of Options and other Rights, become exercisable and remain exercisable for their remaining terms). If, upon a Change in Control or during the two (2) year period following a Change in Control, the Executive's employment is terminated by the Company without Cause, a Constructive Termination Without Cause occurs, or the Company provides the Executive with a notice of nonrenewal of the Term in accordance with Section 2 above, then the severance multiple used to determine the Executive's severance benefit under subsections 10(d)(iii) and 10(d)(iv) above shall be three times (3x) the Executive's Base Salary and three times (3x) the Executive's cash Bonus (based on the Target Bonus) for the year in which termination occurs (it being assumed for a termination occurring during either of the Fiscal Years ending in 2007 or 2008 that the Executive would be entitled to receive a cash Target Bonus equal to 100% of Base Salary); provided, however, that the salary and bonus multipliers contained in this subsection 11(a) shall be two times (2x) (as opposed to three times (3x)) in the instance that a severance payment is otherwise due to the Executive pursuant to this subsection 11(a) as a result of a Change in Control of the type described in subparts (iii), (iv) or (v) of the definition of Change in Control in the event that the occurrences described in such subparts are specifically approved by the Board at a meeting thereof duly called and held for such purpose within twelve (12) months of the Effective Date.

                  (b) If any of the payments or benefits received or to be received by the Executive (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any Person whose actions result in a Change in Control, or any Person affiliated with the Company or such Person) (such payments or benefits, excluding the Gross-Up Payment, being hereinafter referred to as the "Total Payments") shall be subject to any excise tax (the "Excise Tax") imposed by section 4999 of the Code (or any successor to such section), the Company shall promptly (and in any event prior to the due date of such Excise Tax) pay to the Executive an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive, after deduction of any Excise Tax on the Total Payments and any federal, state and local income, earnings and employment taxes and Excise Tax on the Gross-Up Payment, shall be equal to the Total Payments.

                  (c) For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax,
(i) all of the Total Payments shall be treated as "parachute payments" (within the meaning of section 280G(b)(2) of the Code) unless, in the opinion of an independent accounting firm selected by the Company and reasonably acceptable to the Executive (the "Adviser"), such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of section 280G(b)(4)(A) of the Code, (ii) all "excess parachute payments" within the meaning of section 280G(b)(l) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of the Adviser, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of section 280G(b)(4)(B) of the Code) in excess of the base amount (within the meaning of section 280G(b)(3) of the Code) allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, and (iii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Adviser in accordance with the principles of sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income and earnings taxes at the highest marginal rate of taxation in such calendar year in the state and locality of the Executive's residence or principal place of business, as applicable, on the Date of Termination, net of the maximum reduction in federal income taxes which would be obtained from deduction of such state and local taxes.

                  (d) In the event that the Excise Tax is finally determined to be less than the amount taken into account hereunder in calculating the Gross-Up Payment, the Executive shall repay to the Company, within five (5) business days following the time that the amount of such reduction in the Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income, earnings and employment taxes imposed on the Gross-Up Payment being repaid by the Executive, to the extent that such repayment results in a reduction in the Excise Tax and a dollar-for-dollar reduction in the Executive's taxable income and wages for purposes of federal, state and local income, earnings and employment taxes); provided that such repayment shall be subject to an appropriate reduction in the amount of the repayment otherwise required to be repaid by the Executive to take into account the Federal, state and local income tax and employment tax consequences to the Executive (determined at the highest marginal rate applicable to the Executive) of receiving and then repaying such repayment amount (it being the intent of this provision that the Executive shall not have to incur any net tax liability as a result of his receipt and subsequent repayment of such repayment amount). In the event that the Excise Tax is determined to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall promptly make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by the Executive with respect to such excess) within five (5) business days following the time that the amount of such excess is determined. The Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments, and the Company shall promptly reimburse the Executive for all reasonable out-of-pocket costs and expenses, including legal fees, incurred in connection therewith.

                  (e) An initial determination as to whether any of the Total Payments received by the Executive during any calendar year ending after the occurrence of a Change in Control shall be subject to the Excise Tax shall be made by no later than March 15 following the close of such year, and a Gross-Up Payment shall be made to the Executive in a single cash lump sum by no later than such date with respect to any Excise Tax determined to be payable with respect to such Total Payments. The Executive shall be furnished with written notice of all determinations made as to the Excise Tax payable with respect to his Total Payments, together with all related calculations and copies of all opinions rendered by the Advisor under subsection 11(b) above, within two (2) business days after such determinations and opinions have been delivered to the Company.

         12. Indemnification.

                  (a) If the Executive is made a party, or is threatened to be made a party, to any Proceeding by reason of the fact that he is or was a director, officer, employee, agent, manager, consultant or representative of IBC, the Company or any of IBC's Affiliates or is or was serving at the request of IBC, the Company or any of IBC's Affiliates, or in connection with his service hereunder, as a director, officer, member, employee, agent, manager, consultant or representative of any other Person, or if any Claim is made, or is threatened to be made, that arises out of or relates to the Executive's service in any of the foregoing capacities, then the Executive shall promptly be indemnified and held harmless, and shall be entitled to prompt advancement of expenses, including without limitation attorneys' fees and other charges of counsel, in each case to the fullest extent provided under applicable law, IBC's or the Company's By-Laws and Certificate of Incorporation, and officers' and directors' liability insurance policies and programs.

                  (b) During the Term and for a period of six (6) years thereafter, a directors' and officers' liability insurance policy (or policies) shall be kept in place providing coverage of at least $50 million to all covered officers and directors including the Executive and that is no less favorable to him in any respect (including without limitation, with respect to scope, exclusions, sub-amounts, and deductibles) than (x) the coverage then being provided to any other present or former senior executive or director of IBC or of the Company and (y) the coverage provided to him as of the Effective Date.

         13. Confidentiality. The Executive hereby agrees that, other than in the ordinary course of performing his duties for the Company or any Affiliate, he shall not divulge to any Person other than the Company or any Affiliate, without the Company's express written authorization, any information constituting trade secrets or proprietary information belonging to IBC and its subsidiaries, or other confidential information, including operating budgets, strategic plans, or research methods, projects or plans of IBC and its subsidiaries, received by him in the course of his employment by the Company or in connection with his duties with the Company ("Confidential Information"). Anything herein to the contrary notwithstanding, the provisions of this Section 13 shall not apply (i) when disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction to order the Executive to disclose or make accessible any information, provided that, unless otherwise prohibited by law and provided such information is not related to any illegal activities of IBC and its subsidiaries, the Executive shall provide Company with prompt notice of any such requested or required disclosure and shall reasonably cooperate with the Company in any effort by the Company to prevent or otherwise contest such disclosure, (ii) with respect to any other litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement or (iii) as to Confidential Information that becomes generally known to the public or within the relevant trade or industry other than due to the Executive's violation of this Section
13. The provisions of this Section 13 shall survive termination of this Agreement.

         14. Non-Competition and Non-Solicitation. (a) Upon the termination of the Executive's employment for any reason, for a period of one (1) year following the Termination Date, the Executive shall not, without the prior written consent of the Board, provide services, as an employee, officer, consultant or director of, to any Person primarily engaged in business which is directly competitive with the business conducted on the Termination Date by IBC and its subsidiaries in the same geographic areas as IBC and its subsidiaries (a "Competitor"). Notwithstanding the foregoing, the Executive may serve as an employee, officer, consultant or director of any Person that provides investment, financial or consulting services to a Competitor, provided that the Executive does not have direct responsibility for or direct involvement in the provision of any such advice or services to such Competitor.

                  (b) Upon the termination of the Executive's employment for any reason, for a period of one (1) year following the Termination Date, the Executive shall not, without the prior written consent of the Board, solicit for employment, either for himself or on behalf of any other Person in which he is an officer, director, employee or consultant, any employee of IBC or any of its subsidiaries, provided that nothing in this subsection 14(b) shall prohibit the Executive from providing employment or personal references for any such employee.

                  (c) Executive acknowledges and confirms that (i) the restrictive covenants contained in this Section 14 are reasonably necessary to protect the legitimate business interests of the Company and (ii) the restrictions contained in this Section 14 (including without limitation the length of the term of the provisions of this Section 14) are not overbroad and are not the result of overreaching, duress or coercion of any kind. The Executive further acknowledges that the restrictions contained in this Section 14 are intended to be, and shall be, for the benefit of and shall be enforceable by, the Company's successors and permitted assigns.

                  (d) In the event that a court of competent jurisdiction shall determine that any provision of this Section 14 is invalid or more restrictive than permitted under the governing law of such jurisdiction, then, only as to enforcement of this Section 14 within the jurisdiction of such court, such provision shall be interpreted and enforced as if it provided for the maximum restriction permitted under such governing law.

         15. Assignability; Binding Nature. (a) This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs and beneficiaries (in the case of the Executive), and permitted assigns, including for clarity, any successor entities of the Company, and of IBC and any of its Affiliates, on the Emergence Date.

                  (b) No rights or obligations of the Company or IBC under this Agreement may be assigned or transferred by the Company or IBC, except that such rights or obligations may be assigned or transferred pursuant to a merger, consolidation or other combination in which the Company or IBC is not the continuing entity, or in connection with the sale or liquidation of all or substantially all of the business and assets of IBC and its subsidiaries; provided that the assignee or transferee is the successor to all or substantially all of the business and assets of IBC and its subsidiaries and such assignee or transferee expressly assumes the liabilities, obligations and duties of the Company and IBC as set forth in this Agreement. In the event of any merger, consolidation or other combination, or the sale or liquidation of business and assets, as described in the preceding sentence, the Company shall use its reasonable best efforts to cause such assignee or transferee to promptly and expressly assume the liabilities, obligations and duties of the Company and IBC hereunder.

                  (c) No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than his rights to compensation and benefits, which may be transferred only by will or operation of law, except as provided in subsection 20(d) below.

         16. Representations. (a) The Company represents and warrants that (i) it and IBC are fully authorized by action of the Board, the Company's board of directors and of any other Person whose action is required (other than the Bankruptcy Court) to enter into this Agreement and to perform their respective obligations; (ii) the execution, delivery and performance of this Agreement by it and IBC does not and will not violate any applicable law, regulation, order, judgment or decree or any agreement, plan or corporate governance document to which it or IBC is a party or by which it or IBC is bound; and (iii) upon the execution and delivery of this Agreement by the Parties and subject to the satisfaction of the conditions to the occurrence of the Effective Date as set forth in subsection 19(b) below, this Agreement shall be a valid and binding obligation of the Company and IBC, enforceable against each of them in accordance with its terms.

                  (b) The Executive represents and warrants that (i) the execution, delivery and performance of this Agreement by him does not violate any applicable law, regulation, order, judgment or decree or any agreement to which the Executive is a party or by which he is bound (no representation or warranty is made herein by the Executive regarding any required approval of this Agreement by the Bankruptcy Court) and (ii) upon the execution and delivery of this Agreement by the Parties and subject to the satisfaction of the conditions to the occurrence of the Effective Date as set forth in subsection 19(b) below, this Agreement shall be a valid and binding obligation of the Executive, enforceable against him in accordance with its terms.

         17. Resolution of Disputes. Any Claim arising out of or relating to this Agreement, any other agreement between the Executive and the Company or any of its Affiliates, or the Executive's employment with the Company or the termination thereof (collectively, "Covered Claims") shall be resolved by binding arbitration, to be held in the city in which IBC's principal offices are then located, in accordance with the Commercial Arbitration Rules (and not the National Rules for the Resolution of Employment Disputes) of the American Arbitration Association and this Section 17. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Both during and after the Executive's employment hereunder, the Company will pay all of the legal and accounting fees incurred in connection with enforcement by the Executive (or his estate or beneficiaries) of any rights under any IBC or Company benefit or compensation plan or program, pursuant to this Agreement or in defending against any challenge by any Person to such rights, including by any court or governmental agency. In the event that the arbitrator shall rule against the Executive (such that the Executive receives in such arbitration less than 90% of that which he claims), the Executive shall promptly reimburse the Company for 50% of all legal and accounting fees previously paid by the Company. The Company and its Affiliates shall be responsible for their own costs and expenses, including without limitation, attorneys' fees. Pending the resolution of any Covered Claim, the Executive (and his estate or beneficiaries) shall continue to receive all payments and benefits due under this Agreement or otherwise. The foregoing notwithstanding, in the event of any actual, threatened or suspected breach hereof by any Party, the non-breaching Party shall be entitled to obtain injunctive and such other equitable relief with respect to such breach.

         18. Notices. Any notice, consent, demand, request, or other communication given to a Person in connection with this Agreement shall be in writing and shall be deemed to have been given to such Person (a) when delivered personally to such Person or (b) three (3) days after being sent by prepaid certified or registered mail provided that a written acknowledgment of receipt is obtained, or two (2) days after being sent by a nationally recognized overnight courier, in either instance to the address (if any) specified below for such Person (or to such other address as such Person shall have specified by ten (10) days' advance notice given in accordance with this
Section 18) or (c) in the case of the Company only, on the first business day after it is sent by facsimile to the facsimile number set forth below (or to such other facsimile number as the Company shall have specified by ten (10) days' advance notice given in accordance with this Section 18), with a confirmatory copy sent by certified or registered mail or by overnight courier in accordance with this Section 18.


If to the Company:                  12 East Armour Boulevard
                                    Kansas City, Missouri  64111
                                    Facsimile:  (816) 502-4138
                                    Attn:  General Counsel

If to the Executive: The address of his principal residence as it appears in the Company's records, with a copy to him (during the Term) at his office in Kansas City, Missouri or such other place where it may have been relocated.

If to the estate or
a beneficiary of the
Executive:                          The address most recently specified by the
                                    Executive, estate or beneficiary.

         19. Miscellaneous. (a) Entire Agreement. This Agreement (including Exhibit A) contains the entire understanding and agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements, understandings, term sheets, discussions, negotiations and undertakings, whether written or oral, between them relating to the subject matter of this Agreement. In the event of any inconsistency between any provision of this Agreement and any provision of any plan, employee handbook, personnel manual, program, policy, arrangement or agreement of IBC, the Company or any of their Affiliates, the provisions of this Agreement shall control.

                  (b) Effective Date. This Agreement shall become effective and binding upon the parties on the date (the "Effective Date") which is the later to occur of (i) the execution hereof by the Executive, the Company and IBC and
(ii) the entry by the Bankruptcy Court of an order (the "Order") in a form and substance reasonably acceptable to each of the Parties authorizing and approving the terms hereof (including, without limitation, granting to the Executive administrative priority claim status with respect to the Special Awards and all other amounts payable hereunder prior to the Emergence Date); provided that this Agreement shall automatically terminate (1) at the close of business on February 28, 2007, if the Bankruptcy Court has not so entered the Order or (2) if any of the Parties notifies the others within two (2) business days of receipt of the Order that the terms of the Order are not reasonably acceptable to such Party.

                  (c) Amendment or Waiver. No provision in this Agreement may be amended unless such amendment is set forth in a writing and is signed by the Executive and by an authorized officer of the Company other than the Executive. No waiver by any Party of any breach of any condition or provision contained in this Agreement shall be deemed a waiver of any similar or dissimilar condition or provision at the same or any prior or subsequent time.

                  (d) Headings. The headings of the Sections and subsections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

                  (e) Beneficiaries/References. The Executive shall be entitled, to the extent permitted under applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit hereunder following the Executive's death by giving the Company written notice thereof. In the event of the Executive's death or a judicial determination of his incompetence, references in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

                  (f) Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in, or entitlements under, any benefit, bonus, incentive or other plan or program of IBC, the Company or any of their Affiliates for which Executive may qualify, nor shall anything herein limit or reduce such rights as the Executive may have under any other agreement with IBC, the Company or any of their Affiliates.

                  (g) Guaranty. IBC hereby unconditionally and irrevocably guarantees to the Executive, as a primary obligor, the prompt payment and performance of all of the liabilities, obligations and duties of the Company under this Agreement when due and owing. The Parties intend this guaranty to be a guaranty of payment and not of collectability.

                  (h) Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions or portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

                  (i) Survivorship. Except as otherwise expressly set forth in this Agreement, to the extent necessary to carry out the intentions of the Parties hereunder, the respective rights and obligations of the Parties hereunder shall survive any termination of the Executive's employment.

                  (j) Withholding Taxes. The Company may withhold from any amounts or benefits payable under this Agreement (including without limitation, the Post Emergence Equity Award) income taxes that are required to be withheld pursuant to any applicable law or regulation.

                  (k) Section 409A, Etc. All benefits and payments to the Executive hereunder are intended to be in accordance with Section 409A of the Code, and the Company shall have the right, acting reasonably, in good faith and upon prior notice to the Executive and/or when requested by the Executive, to amend or modify this Agreement, but only to the extent necessary to avoid the imposition of additional taxes, penalties and interest under such Section 409A; provided that such amendment or modification substantially preserves the value to the Executive of the affected benefit or payment. Without limiting the generality of the foregoing and notwithstanding any provision in this Agreement to the contrary, any payment otherwise required to be made hereunder to the Executive at any date shall be delayed for such period of time as may be necessary to meet the requirements of Section 409(a)(2)(B)(i) of the Code. On the earliest date on which any payments so delayed can be made without violating the requirements of Section 409(a)(2)(B)(i) of the Code (the "Delayed Payment Date"), there shall be paid to the Executive (or if the Executive has died, to his estate or beneficiaries), in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, plus interest thereon at the Delayed Payment Interest Rate (as defined below) computed from the date on which each such delayed payment otherwise would have been made to Executive until the Delayed Payment Date. For purposes of the foregoing, the "Delayed Payment Interest Rate" shall mean the national average annual rate of interest payable on jumbo six-month bank certificates of deposit, as quoted in the business section of the most recently published Sunday edition of the New York Times preceding the date as of which Executive is treated as having incurred a "separation from service" for purposes of Section 409(a)(2)(B)(i). The Parties also agree that all amounts required to be paid hereunder to the Executive or to his estate or beneficiaries shall, notwithstanding any other provision in this Agreement requiring such amounts to be paid at a different time, be paid by no later than the latest date by which such amounts would have to be paid in order not to be treated under Section 409A as includible in gross income for any tax year earlier than the tax year in which such payment otherwise was scheduled to be made under the terms of this Agreement.

                  (l) Governing Law. This Agreement shall be governed, construed, performed and enforced in accordance with its express terms, and otherwise in accordance with the laws of the State of Missouri, without reference to principles of conflict of laws.

                  (m) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be deemed to be one and the same instrument. Signatures delivered by facsimile or pdf shall be valid and binding for all purposes.

                                     * * *

         THIS CONTRACT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

                                       INTERSTATE BRANDS CORPORATION


                                       By: /s/ Kent Magill
                                           ----------------------------
                                           Name:   Kent Magill
                                           Title:  Executive Vice President,
                                                   General Counsel and Corporate
                                                   Secretary


                                       INTERSTATE BAKERIES CORPORATION


                                       By: /s/ Robert C. Calhoun
                                           ------------------------------
                                           Name:  Robert C. Calhoun


                                       The Executive:


                                       By: /s/ Craig D. Jung
                                           -----------------------------
                                           Craig D. Jung

                                                                      EXHIBIT A


                                  DEFINITIONS

         a. "Accrued Obligations" shall mean, at any point in time, any amounts vested, earned or accrued but not yet paid to the Executive including, but not limited to, each of the following (but only to the extent such amounts are vested, earned or accrued at the time of payment), salary, bonus amounts described in subsection 5(a) of the Agreement, Special Award amounts as provided in subsection 5(b) of the Agreement, and any other payments, entitlements or benefits vested, earned or accrued but unpaid under applicable benefit and compensation plans, programs and other arrangements with IBC and/or any of its subsidiaries, including the Company.

         b. "Affiliate" of a Person shall mean any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person.

         c. "Aggregate Consideration" shall mean the total amount of cash and the fair market value (on the date of closing of an Asset Sale) of all Securities and Other Property paid or payable, directly or indirectly:

                  (i) by the acquiring party (the "Acquiror") to the acquired party or the seller of the acquired business or assets (in either case, the "Acquired"), and

                  (ii) to the Acquired's contract parties, claim holders and security holders, in connection with a sale or a transaction related thereto.

Aggregate Consideration shall also include the value of any claims and liabilities (including without limitation, obligations relating to any capitalized leases and the principal amount of any indebtedness for borrowed money) assumed directly or indirectly by the Acquiror in connection with an Asset Sale or which are otherwise cancelled or terminated in connection with an Asset Sale.

         d. "Agreement" shall mean the Employment Agreement of which this Exhibit A is a part.

         e. "Asset Sales" shall have the meaning set forth in the definition of Triggered Contingent Claims Amount.

         f. "Bankruptcy Court" shall mean the United States Bankruptcy Court for the Western District of Missouri.

         g. "Board" shall mean the board of directors of IBC.

         h. "Capital Stock" shall mean the class of capital stock of IBC which is publicly traded upon (or which is to be so traded within a reasonable period of time after) the occurrence of the Emergence Date, or if no class of capital stock of IBC is (or is to be) so traded at such time, then the class of capital stock of IBC at such time which is entitled to vote in the election of directors under all circumstances.

         i. "Cause" shall mean a termination based upon any of the following:
(i) the Executive has been convicted of (or pleads guilty or no contest to) a felony involving theft or moral turpitude; (ii) the Executive has engaged in conduct that constitutes willful gross misconduct in the performance of his duties; (iii) a material breach of the Agreement by the Executive that is not fully cured within ten (10) business days of written notice provided by the Company; (iv) a material breach by the Executive of a written policy of the Company determined by the Board in good faith to be material to the Company that is not fully cured within ten (10) business days of written notice provided by the Company; or (v) any failure by the Executive to reasonably cooperate in any investigation involving IBC and its subsidiaries that is not fully cured within ten (10) business days of written notice provided by the Company.

         j. "Change in Control" shall mean the occurrence of any of the following events:

                  (i) any "person" (other than any stockholder of IBC holding 15% or more of the Voting Stock of IBC on the Emergence Date), as such term is used in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934, becomes a "beneficial owner," as such term is used in Rule 13d-3 promulgated under such Act, of 50% or more of the Voting Stock of IBC;

                  (ii) the majority of the Board consists of individuals other than Incumbent Directors, which term means the members of the Board on the Effective Date or, in the event of confirmation of a Plan, the members of the Board who are designated to serve upon the occurrence of the Emergence Date; provided that any person becoming a director subsequent to such date whose election or nomination for election was voted for by a majority of the directors who then comprised the Incumbent Directors shall be considered to be an Incumbent Director;

                  (iii) IBC adopts or its subsidiaries adopt any plan of liquidation providing for the liquidation of all or substantially all of IBC's and its subsidiaries' assets (for avoidance of doubt, a plan of liquidation as covered by this clause (iii) is to be contrasted with, and shall not include, a sale or sales, whether in one or a series of transactions, whether or not related, of assets, business lines, divisions, segments, subsidiaries or other business units at a time when the Board has not determined to liquidate IBC and its subsidiaries substantially in whole or has determined to sell all or substantially all of the businesses and assets of IBC and its subsidiaries as a going concern(s)); provided that, during the period that IBC is in the Chapter 11 Cases, a Change in Control will not be deemed to occur if IBC adopts (or effects) or its subsidiaries adopt (or effect) a plan of liquidation within the meaning set forth in this clause (iii);

                  (iv) all or substantially all of the consolidated assets or business of IBC and its subsidiaries are disposed of pursuant to a merger or consolidation in which IBC and/or its subsidiaries is/are not the surviving company or are sold or otherwise transferred in another transaction (other than pursuant to a plan of liquidation as provided in clause (iii) above), whether in one or a series of related transactions or whether occurring pursuant to 11 U.S.C. section 363, the Plan or otherwise (unless the stockholders of IBC immediately prior to such merger, consolidation or other transaction beneficially own, directly or indirectly, 50% or more of the Voting Stock of the combined company or other ownership interests of the entity or entities, if any, that succeed to the business of IBC and its subsidiaries); or

                  (v) IBC combines with another company and is the surviving corporation but, immediately after the combination, the stockholders of IBC immediately prior to the combination hold, directly or indirectly, 50% or less of the Voting Stock of the combined company (there being excluded from the number of shares held by such stockholders, but not from the Voting Stock of the combined company, any shares received by Affiliates of such other company in exchange for stock of such other company).

For the avoidance of doubt, there shall not occur a "Change in Control" as contemplated in subsection j(iv) or j(v) above in the event that IBC and its subsidiaries emerge from the Chapter 11 Cases pursuant to a "stand alone" Plan, the result of which is that stockholders holding IBC's common stock immediately prior to the Emergence Date do not hold more than fifty percent (50%) of the Voting Stock immediately after the Emergence Date, but rather the result of which is that creditors in the Chapter 11 Cases (and not a third party acquirer(s)) of IBC and its subsidiaries or of all or substantially all of their assets and businesses) collectively hold more than fifty percent (50%) of the Voting Stock immediately after the Emergence Date.

For purposes of this Change in Control definition, "Voting Stock" shall mean securities of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation.

         k. "Chapter 11 Cases" shall mean the chapter 11 cases commenced by IBC and its subsidiaries on September 22, 2004 (and, in one instance, on January 14, 2006) in the Bankruptcy Court and which presently are pending before such court.

         l. "Claim" shall mean any claim, demand, request, investigation, dispute, controversy, threat, discovery request, or request for testimony or information.

         m. "Code" shall mean the Internal Revenue Code of 1986, as amended.

         n. "Constructive Termination Without Cause" shall be defined as follows: The Executive shall have the right to resign his employment and terminate the remaining Term for "Constructive Termination Without Cause" if, without the Executive's consent there shall occur:

                  (i) a reduction of the Executive's Base Salary or Target Bonus opportunity, other than in connection with any across-the-board and proportionate reduction of base salaries or target bonus opportunities of senior executives of IBC and its subsidiaries;

                  (ii) the failure of the Company or IBC to pay any compensation or material benefit when (including, without limitation, the Special Awards) due that is not cured after notice from the Executive within ten
                           (10) days of such notice;

                  (iii) the failure of IBC to issue the Post Emergence Equity Award;

                  (iv) prior to the Emergence Date, the failure of the Executive to be a member of the Board, or upon and after the Emergence Date, any failure by IBC to nominate the Executive for election by IBC's stockholders as a member of the Board or the failure to re-elect the Executive as a member of the Board;

                  (v) any requirement that the Executive report to any Person other than the Board;

                   (vi) a material diminution in or interference with the Executive's duties or responsibilities or assignment to the Executive of duties or responsibilities inconsistent with his such duties or responsibilities;

                  (vii) the failure of the acquirer of all or substantially all of the assets of IBC or its subsidiaries to assume the Agreement if IBC or such subsidiaries, as applicable, is/are to be liquidated within a reasonable period of time following such acquisition; or

                  (viii) any requirement that the Executive relocate his principal executive office or residence to a location that is more than 50 miles from IBC's executive office on the Effective Date.

A Constructive Termination Without Cause under any of clauses (i) through (vi) shall not take effect unless the following provisions are satisfied. The Executive's notice of termination shall be given to the Company within ninety
(90) days after Executive has notice or otherwise learns of such act or acts or failure or failures to act that form the grounds for "Constructive Termination Without Cause." The Company shall have thirty (30) days after the date that such notice of termination has been given within which to cure such conduct. If the Company fails to cure such conduct, the Executive shall be deemed to have terminated his employment for Constructive Termination Without Cause on the 31st day after such notice of termination is given to the Company.

         o. "Determination Date" shall be the earlier of:

                  (i)      the Emergence Date;

                  (ii) the date the Chapter 11 Cases are converted from chapter 11 to chapter 7 of the Bankruptcy Code;

                  (iii) the date of the consummation of the sale or other transfer of all or substantially all of the assets of IBC and its subsidiaries whether in one or a series of transactions, whether or not related; or

                  (iv) the date upon which the Executive is terminated without Cause or resigns as a result of a Constructive Termination Without Cause, or the date upon which the Term expires due to delivery of a notice by the Company pursuant to Section 2 of the Agreement not to renew the Term.

         p. "Disability" shall mean the Executive's inability, due to physical or mental incapacity, substantially to perform his duties and responsibilities under the Agreement for a period of 180 consecutive days as determined by a medical doctor selected by the Company and the Executive. If the Company and the Executive cannot agree on a medical doctor, each shall select a medical doctor and the two doctors shall select a third who shall be the approved medical doctor for this purpose.

         q. "Distributable Cash" shall equal the total cash and cash equivalent balances of IBC and its subsidiaries as of the Determination Date (from whatever source) plus, without duplication, the Aggregate Consideration received or receivable by IBC and/or any of its subsidiaries from Asset Sales occurring after the Effective Date (provided that the cash portion of such Aggregate Consideration shall not be included as "Aggregate Consideration" (but shall be included in Distributable Cash as "cash"; the intent of the Parties being that dollars be counted only once) if such cash was not distributed, used or applied for any purpose by IBC or its subsidiaries prior to the Determination Date), minus, to the extent applicable, Operating Cash as of the Determination Date. For the avoidance of doubt, if the cash proceeds from any financing obtained by IBC and its subsidiaries in anticipation of their emergence from bankruptcy and earmarked for distribution in satisfaction of claims against IBC and/or its subsidiaries payable upon their emergence from bankruptcy remain on the balance sheet of IBC and its subsidiaries as of the Determination Date, such cash shall be excluded from Distributable Cash to the extent such financing is reflected in Total Enterprise Value; the intent of the Parties being that such financing (and cash) be reflected only once in such value.

         r. "Emergence Date" shall mean the date upon which the Plan is substantially consummated, as such term is defined in 11 U.S.C. section 1101(2).

         s. "Fiscal Year" shall mean the fiscal year of IBC and its subsidiaries ending on the Saturday closest to the last day of May in each year.

         t. "IBC" shall mean Interstate Bakeries Corporation, a Delaware corporation, or such other entity which shall be the parent entity of such corporation and its subsidiaries or which shall otherwise succeed to all or substantially all of the assets and business of such corporation, in any case, immediately following the Emergence Date, unless the context otherwise requires, together in any case with its successors and permitted assigns.

         u. "Operating Cash" shall be defined as the average (by reference to the two (2) year period prior to the applicable time of determination) and seasonally adjusted level of cash (from whatever source, including amounts borrowed under any working capital facility or amounts constituting Aggregate Consideration) historically maintained in the ordinary course of business by IBC and its subsidiaries as working capital as determined in good faith by the Board and set forth in a written notice from the Board to the Executive, together with supporting schedules and calculations in reasonable detail.

         v. "Parties" shall mean the Company, IBC and the Executive.

         w. "Person" shall mean any individual, corporation, partnership, limited liability company, joint venture, trust, estate, board, committee, agency, body, employee benefit plan, or other person or entity.

         x. "Plan" shall mean the plan of reorganization or liquidation confirmed in IBC's Chapter 11 Cases and that is substantially consummated, as that term is defined in 11 U.S.C. section 1101(2).

         y. "Proceeding" shall mean any threatened or actual action, suit or proceeding, whether civil, criminal, administrative, investigative, appellate or other.
         z. "Securities and Other Property" shall include, without limitation, the face amount of any indebtedness or securities, and the fair market value of any other property, "credit bid" by any Person in any Asset Sale.

         aa. "Termination Date" shall mean:

                  (i) in the case of death, the date of death;

                  (ii) in the case of Disability, thirty (30) days after the written notice of termination is given as specified in subsection 10(b) of the Agreement;

                  (iii) in the case of a termination by the Company for Cause, the date on which the Executive receives the notice as specified in subsection 10(c)(ii) of the Agreement that a majority of the members of the Board voted, after the hearing referred to therein, to terminate him for Cause;

                  (iv) in the case of a voluntary termination, the last day of the Executive's employment;

                  (v) in the case where the Executive's employment is terminated by the Company after providing a notice of non-renewal in accordance with Section 2 of the Agreement, the end of the Term;

                  (vi) in the case where the Executive's employment is terminated by the Company without Cause (other than for Disability) thirty (30) days after written notice is given to the Executive thereof; and

                  (vii) in the case of a Constructive Termination Without Cause, thirty (30) days after the Executive gives the notice provided in this Exhibit A, subclause (n) above, unless the Company has fully cured all alleged grounds for such termination within thirty (30) days after the Executive gives such notice.

         bb. "Total Enterprise Value" shall equal the sum of Distributable Cash, plus:

                  (i) in the case of a Determination Date under clause (i) of the definition of Determination Date, the midpoint total enterprise value set forth in the final approved disclosure statement issued with respect to the Plan;

                  (ii) in the case of a Determination Date under clause (ii) of the definition of Determination Date, the estimated fair market value of IBC's and its subsidiaries' assets as determined in good faith by IBC's financial advisors and appraisers and set forth in a written notice from such advisors and appraisers to the Executive, together with supporting schedules and calculations in reasonable detail;

                  (iii) in the case of a Determination Date under clause (iii) of the definition of Determination Date, the Aggregate Consideration received and receivable from all applicable sales and transfers; or

                  (iv) in the case of a Determination Date under clause (iv) of the definition of Determination Date, the total enterprise value of the IBC and its subsidiaries, as determined in good faith by IBC's financial advisors and appraisers (using the same methodology as would have been used to arrive at the midpoint total enterprise value referred to in clause (i) above) and set forth in a written notice from such advisors and appraisers to the Executive, together with supporting schedules and calculations in reasonable detail.

         cc. "Triggered Contingent Claims Amount" shall mean the amount of contingent claims against IBC and its subsidiaries under the Multiemployer Pension Plan Amendments Act of 1980 (ERISA sections 4201-4303) and the amount of other employee-related contingent claims against IBC and its subsidiaries that become no longer contingent after the Effective Date (and remain IBC's or any of its subsidiaries' primary obligation) as a result of (x) sales of IBC's (or any of its subsidiaries') business units, segments, subsidiaries, divisions or other major assets ("Asset Sale(s)") after such date, (y) operational changes or modifications approved by the Executive and implemented by IBC or any of its subsidiaries after such date or (z) the substantial consummation of a Plan.